ITEM 25.2 EXHIBIT J
May 21, 2009
State Street Bank and Trust Company
Attn: Tom Forrester
Lafayette Corporate Center
2 Avenue de Lafayette, LCC 6
Boston, MA 02111

Re:	Goldman Sachs Credit Strategies Fund: Additional Trust to Custodian Contract
Ladies and Gentlemen:
Reference is hereby made to the Custodian Contract dated as of July 15, 1991 by and between Goldman Sachs Trust (“Goldman Sachs Trust”) and State Street Bank and Trust Company (“State Street”), as amended, modified and supplemented from time to time (the “Custodian Contract”). Capitalized terms used herein without definition shall have the meanings ascribed to them in the Custodian Contract.
This is to advise you that Goldman Sachs Credit Strategies Fund (“Credit Strategies Fund”) has been established as a new closed-end management investment company. Goldman Sachs Trust and Credit Strategies Fund hereby request that Credit Strategies Fund be added to the Custodian Contract as a Trust party thereunder and that, accordingly, you act as Custodian of Credit Strategies Fund as a Trust under the terms thereof. All references in the Custodian Contract to “the Trust” shall be deemed to apply, as applicable, to Credit Strategies Fund, and all references to a “Fund” of Credit Strategies Fund shall be deemed to refer to Credit Strategies Fund.
Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one and retaining one copy for your records.
GOLDMAN SACHS TRUST

By: Name:	/s/ James A. McNamara James A. McNamara
Title:	President
Duly Authorized
GOLDMAN SACHS CREDIT STRATEGIES FUND

By:	/s/ Peter V. Bonanno
Name:	Peter V. Bonanno
Title:	Secretary
Duly Authorized

Agreed to as of May 21, 2009:
STATE STREET BANK AND TRUST COMPANY

By:	/s/ Joseph C. Antonellis
Name:	Joseph C. Antonellis
Title:	Vice Chairman
Duly Authorized

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